INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Registration Statement of Affinity Media International Corp. on Form S-1 Amendment No. 1 (File No. 333- 128707) of our report dated February 17, 2006 with respect to our audit of the financial statements of Affinity Media International Corp. as of December 31, 2005 and for the period from August 12, 2005 (inception) to December 31, 2005, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.

/s/ March & Kliegrnan LLP

New York, New York
February 22,2006